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                              SENDX MEDICAL,  INC.

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                                 MARCH 20, 1996


















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                                TABLE OF CONTENTS
                                                                            PAGE

SECTION 1 Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . .   1
     1.1  Sale and Issuance of Series D Preferred Stock. . . . . . . . . . .   1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .   1
     1.4  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2 Representations and Warranties of the Company. . . . . . . . . . .   2
     2.1  Organization and Standing; Articles and Bylaws . . . . . . . . . .   2
     2.2  Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.5  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.6  Proprietary Information. . . . . . . . . . . . . . . . . . . . . .   4
     2.7  Litigation, etc. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.8  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   5
     2.9  Projections and Pro Forma Financial Statements . . . . . . . . . .   5
     2.10 Absence of Certain Developments. . . . . . . . . . . . . . . . . .   6
     2.11 Tax Returns, Payments, and Elections . . . . . . . . . . . . . . .   6
     2.12 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.13 Material Liabilities . . . . . . . . . . . . . . . . . . . . . . .   7
     2.14 Material Agreements. . . . . . . . . . . . . . . . . . . . . . . .   7
     2.15 Permits, Compliance with Laws. . . . . . . . . . . . . . . . . . .   8
     2.16 Related-Party Transactions . . . . . . . . . . . . . . . . . . . .   8
     2.17 Title to Properties and Assets; Liens, etc . . . . . . . . . . . .   8
     2.18 Compliance with Other Instruments. . . . . . . . . . . . . . . . .   9
     2.19 Employees and Employee Benefits. . . . . . . . . . . . . . . . . .   9
     2.20 Environmental and Safety Matters . . . . . . . . . . . . . . . . .  10
     2.21 Small Business Matters . . . . . . . . . . . . . . . . . . . . . .  11
     2.22 Registration Rights. . . . . . . . . . . . . . . . . . . . . . . .  11
     2.23 Governmental Consent, etc. . . . . . . . . . . . . . . . . . . . .  11
     2.24 Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.25 Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.26 Voting Agreements. . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 3 Representations and Warranties of Purchaser. . . . . . . . . . . .  12
     3.1  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.2  Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.3  Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.4  Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.5  Legend, Stop Transfer. . . . . . . . . . . . . . . . . . . . . . .  13
     3.6  No Public Market . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.7  Brokers or Funds . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.8  Tax Liability. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 4 Conditions to Closing of Purchaser . . . . . . . . . . . . . . . .  14
     4.1  Conditions at Closing. . . . . . . . . . . . . . . . . . . . . . .  14
          4.1.1     Representations and Warranties Correct . . . . . . . . .  14
          4.1.2     Covenants. . . . . . . . . . . . . . . . . . . . . . . .  14
          4.1.3     Blue Sky . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.1.4     Certificate of Determination . . . . . . . . . . . . . .  14
          4.1.5     Legal Matters. . . . . . . . . . . . . . . . . . . . . .  14
          4.1.6     Opinion of Counsel . . . . . . . . . . . . . . . . . . .  14
          4.1.7     Investors' Rights Agreement. . . . . . . . . . . . . . .  14
          4.1.8     Registration Rights Agreement. . . . . . . . . . . . . .  14
          4.1.9     Compliance Certificate . . . . . . . . . . . . . . . . .  15
          4.1.10    Board of Directors . . . . . . . . . . . . . . . . . . .  15

SECTION 5 Conditions to Closing of Company . . . . . . . . . . . . . . . . .  15
     5.1  Representations. . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.2  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.3  Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.4  Certificate of Determination . . . . . . . . . . . . . . . . . . .  15
     5.5  Investors' Rights Agreement. . . . . . . . . . . . . . . . . . . .  15
     5.6  Registration Rights Agreement. . . . . . . . . . . . . . . . . . .  15
     5.7  Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 6 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.1  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 7 Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.1  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.2  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  16
     7.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.5  Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . .  16
     7.6  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .  17
     7.7  Notices, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.8  Delays or Omissions. . . . . . . . . . . . . . . . . . . . . . . .  17
     7.9  California Corporate Securities Law. . . . . . . . . . . . . . . .  18
     7.10 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.11 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.12 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.13 Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . .  19

                             EXHIBITS AND SCHEDULES

Exhibit A           - Form of Certificate of Determination

Exhibit B           - Intentionally Omitted

Exhibit C           - Disclosure Schedules
  Schedule 2.3        Subsidiaries
  Schedule 2.4        Capitalization
  Schedule 2.6        Proprietary Information
  Schedule 2.7        Litigation
  Schedule 2.8        Financial Statements
  Schedule 2.9(a)     Projections
  Schedule 2.9(b)     Pro Forma
  Schedule 2.11       Insurance
  Schedule 2.14       Material Agreements
  Schedule 2.16       Related Party Transactions
  Schedule 2.17       Liens
  Schedule 2.18       Employee Benefit Plans

Exhibit D           - Form of Investors' Rights Agreement
Exhibit E           - Form of Registration Rights Agreement
Exhibit F           - Form of Opinion of Company Counsel

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                             INDEX TO DEFINED TERMS

Agreements                                       Section 2.2
Certificate of Determination                     Section 1.1(a)
Closing                                          Section 1.2
Company                                          Preamble
Contracts                                        Section 2.14
Disclosure Schedule                              Section 2
Employee Pension Benefit Plan                    Section 2.18(b)
Employee Welfare Benefit Plan                    Section 2.18(b)
Environmental Health and Safety Requirements     Section 2.19(b)
ERISA                                            Section 2.18(b)
ERISA Controlled Group                           Section 2.18(b)
Intellectual Property Rights                     Section 2.6(a)
Investor Rights Agreement                        Section 2.2
Latest Balance Sheet                             Section 2.8
Purchaser                                        Preamble
Qualified Public Offering                        Section 1.3(b)
Registration Rights Agreement                    Section 2.2
Second Closing                                   Intentionally Omitted
Securities Act                                   Section 2.23
Series D Warrants                                Intentionally Omitted
Shares                                           Section 1.1(b)
Subsidiaries                                     Section 2.3
Series D Preferred                               Section 2.4
Underlying Common Stock                          Section 2.5

                               SENDX MEDICAL, INC.

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT


     This Agreement is made as of March 20, 1996 by and between SenDx Medical, Inc., a California corporation (the "Company"), and CIBC Wood Gundy Ventures, Inc., a Delaware corporation, ("Purchaser").


                                    SECTION 1

                           PURCHASE AND SALE OF STOCK

     1.1  SALE AND ISSUANCE OF SERIES D PREFERRED STOCK.

          (a) The Company shall adopt and file with the Secretary of State of California on or before the Closing (as defined below), a Certificate of Determination of Series D Preferred Stock (the "Certificate of Determination") in the form attached hereto as EXHIBIT A.

          (b) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and the Company agrees to issue and sell an aggregate of Three Million Eight Hundred Nine Thousand Five Hundred Twenty-Four (3,809,524) shares of the Series D Preferred Stock (the "Shares") for the purchase price of $2.625 per share, or Ten Million One Dollars ($10,000,001).

     1.2 CLOSING. The purchase and sale of the Series D Preferred Stock shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 A.M., on March 20, 1996, or at such other time and place as the Company and Purchaser mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to Purchaser a certificate representing the Series D Preferred Stock which Purchaser is purchasing against delivery to the Company by Purchaser of a wire transfer or a check in the amount of the purchase price therefor payable to the Company's order.

     1.3  INTENTIONALLY OMITTED.

     1.4 USE OF PROCEEDS. The Company will use the net proceeds from the transactions contemplated hereby for working capital, ramp-up of its manufacturing and sales organization, continued research and development and to support operating losses, all in preparation for the commercialization of its SenDx 100 POC blood analyzer (the "SenDx 100"). Notwithstanding the foregoing, the Company may use the proceeds to repay up to $2,000,000 in bridge loans incurred after January 1, 1996, plus accrued interest thereon (which shall not exceed 8% per year).

                                    SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to the Purchaser to enter into this Agreement and purchase the securities issued hereunder, the Company hereby represents and warrants that, except as set forth on EXHIBIT C (the "Disclosure Schedule") as of the date hereof and as of the date of the Closing as follows:

     2.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has all requisite power and authority necessary to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has furnished Purchaser (or its counsel) with copies of its Articles of Incorporation, of the Certificate of Determination and of its Bylaws, as amended and restated, which are true, correct and complete and contain all amendments through the Closing.

     2.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, the Investors' Rights Agreement attached hereto as EXHIBIT D (the "Investors' Rights Agreement"), the Registration Rights Agreement attached hereto as EXHIBIT E (the "Registration Rights Agreement") and all other agreements contemplated hereby or thereby, to sell and issue the Shares, to issue the Common Stock issuable upon the conversion of the Series D Preferred Stock, and to carry out and perform its obligations under the terms of this Agreement, the Investors' Rights Agreement and the Registration Rights Agreement (together, the "Agreements").

     2.3 SUBSIDIARIES. The name of each of the Company's subsidiaries ("Subsidiaries"), the jurisdiction of its organization, its authorized partnership interests or capital stock, and the persons or entities owning the outstanding partnership interests or capital stock of each Subsidiary are set forth on SCHEDULE 2.3 attached hereto. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. With respect to each of the Company's Subsidiaries, the copies of such Subsidiaries' partnership agreements or charter documents and bylaws which have been furnished to Purchaser's counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. All of the outstanding partnership interests or shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned free and clear of any liens or encumbrances and are not subject to any option or right to purchase any such interests or shares. Neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other entity. Except as otherwise listed on SCHEDULE 2.3, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

     2.4 CAPITALIZATION. The authorized capital stock of the Company, upon the filing of the Certificate of Determination and immediately prior to the consummation of the transactions contemplated hereby, consists of 50,000,000 shares of Common Stock, no par value, of which 1,820,484 shares are issued and outstanding, and 100,000,000 shares of Preferred Stock, no par value, of which
(a) 5,000,000 shares have been designated Series A Preferred Stock, 2,460,930 of which are issued and outstanding, (b) 1,500,000 shares have been designated Series A-2 Preferred Stock, 861,067 of which are issued and outstanding,
(c) 1,500,000 Shares have been designated Series B Preferred Stock, 1,310,000 of which are issued and outstanding, (d) 10,000,000 have been designated Series C Preferred Stock, 7,884,337 of which are issued and outstanding and (e) 3,809,524 shares have been designated Series D Preferred Stock ("Series D Preferred"), none of which are issued and outstanding. The currently outstanding shares of Series A, Series A-2, Series B and Series C Preferred and Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with applicable securities laws. The Company has issued warrants to purchase up to an aggregate of 822,672 shares of Common Stock, 300,000 shares of Series A Preferred Stock and 275,248 shares of Series C Preferred Stock. The Company has reserved 3,809,524 shares of Series D Preferred for issuance pursuant to this Agreement, 822,672 shares of Common Stock, 300,000 shares of Series A Preferred Stock and 275,248 shares of Series C Preferred Stock for issuance on exercise of the foregoing warrants, 440,395 shares of Series C Preferred Stock for issuance on conversion of Convertible Promissory Notes issued by the Company, 2,760,930 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, 861,067 shares of Common Stock for issuance upon conversion of the Series A-2 Preferred, 1,310,000 shares of Common Stock for issuance upon conversion of the Series B Preferred, 8,599,980 shares of Common Stock for issuance upon conversion of the Series C Preferred and 3,809,524 shares of Common Stock for issuance upon conversion of the Series D Preferred. The Company has also reserved 2,777,516 shares of Common Stock for issuance to employees, consultants and directors pursuant to its Stock Option Plan. The Company has issued rights to purchase 2,643,210 shares of Common Stock pursuant to its Stock Option Plan. Except as set forth above, there are no options, warrants, subscriptions, calls, puts, claims, commitments, convertible securities or other agreements or arrangements under which the Company is or may be obligated to issue or purchase, as the case may be, shares of the Company's capital stock. The Company has not violated any federal or state securities laws in connection with the issuance or sale of any of the Company's capital stock. Attached hereto as SCHEDULE 2.4 is a complete and accurate list of the names of each of the holders of securities issued by the Company, and the number shares or rights to acquire shares held by such holder.

     2.5 AUTHORIZATION All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Series D Preferred and the Common Stock issued or issuable upon conversion of the Series D Preferred (the "Underlying Common Stock"), and the performance of all of the Company's obligations hereunder has been taken or will be taken at or prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms; subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. The Series D Preferred, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Certificate of Determination; the Underlying Common Stock has been duly and validly reserved and, when issued in compliance with the provisions of the Certificate of Determination, will be validly issued, fully paid and nonassessable; and the Shares and the Underlying Common Stock will be free of any liens or encumbrances, other than any liens or encumbrances created by Purchaser; provided, however, that the Shares and the Underlying Common Stock may be subject to restrictions on transfer under state or federal securities laws as set forth in this agreement and the exhibits hereto.

     2.6  PROPRIETARY INFORMATION.

          (a) For purposes hereof, "Intellectual Property Rights" means all of the following, and registrations, applications and renewals for any of the following: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names; copyrights and copyrightable works; mask works; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); computer software (including, without limitation, data, data bases and documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth in SCHEDULE 2.6.


          (b) The attached SCHEDULE 2.6 lists all (i) patented or registered Intellectual Property Rights owned or used by the Company or any Subsidiary thereof, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights owned or filed by the Company or any Subsidiary thereof, (iii) unregistered trade names and corporate names owned or used by the Company or any Subsidiary thereof and (iv) material unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company or any Subsidiary thereof. SCHEDULE 2.6 also contains a complete and accurate list of all licenses and other rights granted by or to the Company or any Subsidiary thereof with respect to any Intellectual Property Rights. The Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and to the Company's knowledge as presently proposed to be conducted. The Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which they own or have the right to use.

          (c) Except as set forth on SCHEDULE 2.6, (i) The Company and its Subsidiaries own all right, title and interest in and to all of the Company's Intellectual Property Rights, (ii) there have been no claims made or threatened against the Company or any Subsidiary thereof, asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and to the Company's knowledge there are no valid grounds for the same, (iii) the Company and its Subsidiaries have not received any notices of, and are not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights and (iv) to the Company's knowledge, the conduct of business of the Company and its Subsidiaries has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any third party.

     2.7 LITIGATION, ETC. Except as set forth on SCHEDULE 2.7, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting the Company, or any Subsidiary or any property thereof, or pending or threatened by the Company or any Subsidiary thereof against any third party, at law or in equity, or before or by any governmental department or agency. Neither the Company nor any Subsidiary thereof is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the knowledge of the Company, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit). Neither the Company nor any Subsidiary thereof is subject to any judgment, order or decree of any
court or other governmental agency.   To the best of the Company's knowledge,
there is no basis for any of the foregoing.

     2.8 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 2.8 are the following financial statements:

          (a) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1993 and 1994, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

          (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995 (the "LATEST BALANCE SHEET"), and the related statements of income and cash flows (or the equivalent) for the twelve-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects) and presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods set forth therein, prepared in accordance with generally accepted accounting principles consistently applied, except for the omission of footnotes, and subject to normal year-end adjustments which shall not be material either individually or in the aggregate, in the case of the financial statements as of and for the twelve months ended December 31, 1995.

     2.9  PROJECTIONS AND PRO FORMA FINANCIAL STATEMENTS.

          (a) Attached hereto as SCHEDULE 2.9(a) is a true and complete copy of the latest projections of the consolidated income and cash flows of the Company and its Subsidiaries on a monthly basis for the fiscal year ending December 31, 1996. Such projections are based on underlying assumptions of the Company which the Company believes provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which the Company reasonably believes are fair and reasonable in light of the historical financial performance of the Company and its Subsidiaries and of current and reasonably foreseeable business conditions. The Company makes no representations or warranty that such projected results will be realized or approximated or that the underlying assumptions are accurate or complete.

          (b) The pro forma consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995, attached hereto as SCHEDULE 2.9(b), is complete and correct in all material respects and presents fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such date as if the transactions contemplated by this Agreement had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to fairly reflect such transaction.

     2.10 ABSENCE OF CERTAIN DEVELOPMENTS.

          (a) Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary thereof has:

                   (i) declared or made any payment or distribution to its equityholders with respect to its equity securities, or purchased or redeemed any equity securities;

                   (ii) mortgaged or pledged any of its properties or assets or subjected them to any material lien, except liens for current property taxes not yet due and payable;

                   (iii) sold, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business, or canceled any material debts or claims;

                   (iv) suffered any material extraordinary losses or waived any rights of material value;

                   (v) incurred costs in excess of $50,000 for capital expenditures;

                   (vi) suffered any material extraordinary losses or damage, destruction or casualty loss exceeding in the aggregate $10,000, whether or not covered by insurance; or

                   (vii) entered into any transaction other than in the ordinary course of business or any other material transaction (whether or not in the ordinary course of business) other than as specifically described in EXHIBIT C attached hereto.

                 (b) Since the date of the latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or supplier relations, or to the reasonable good faith belief of the Company, the business prospects of the Company or any Subsidiary thereof.

                 (c) Neither the Company nor any of its Subsidiaries has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

     2.11 TAX RETURNS, PAYMENTS, AND ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of the Company as shown in the Latest Balance Sheet is adequate for taxes due, accrued or contested as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as an S corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Latest Balance Sheet, the Company has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

     2.12 INSURANCE. The attached SCHEDULE 2.12 describes each insurance policy maintained by the Company and each of its Subsidiaries with respect to their respective properties, assets and business. Each such policy is in full force and effect. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has been denied insurance coverage. The insurance coverage of the Company and each of its Subsidiaries is customary for adequately insured businesses of similar size engaged in similar lines of business. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

     2.13 MATERIAL LIABILITIES. Neither the Company nor any Subsidiary thereof has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known by the Company or any Subsidiary, whether due or to become due and regardless of when asserted) except
(i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations specifically described on SCHEDULE
2.13 hereto, and (iii) such other liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit and none of which individually or in the aggregate could reasonably be expected to have an adverse effect on the financial condition, operations, assets or business prospects of the Company or any Subsidiary thereof, and which do not exceed $50,000 either individually or in the aggregate).

     2.14 MATERIAL AGREEMENTS.

          (a) Except as disclosed on SCHEDULE 2.14, neither the Company nor any Subsidiary thereof is a party to, or bound by, any material contract, instrument, commitment, arrangement or understanding (whether written or oral), including, without limitation, any pension or other employee benefit plans, collective bargaining agreements, employment or consulting contracts, loan agreements (whether as a borrower or as a lender), guarantees of any obligation, leases (whether as a lessor or lessee), noncompetition agreements, sales or distribution agreements (collectively, "CONTRACTS").

          (b) All of the Contracts are valid, binding and enforceable in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency and to relief of debtors. The Company and its Subsidiaries have performed all material obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any material contract, agreement or instrument. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary thereof under any Contract. Neither the Company nor any Subsidiary thereof has knowledge of any breach or anticipated breach by the other parties to any Contract. Neither the Company nor any Subsidiary thereof has knowledge that any party to any Contract intends to withdraw from such Contract. To the Company's knowledge neither the Company nor any Subsidiary thereof is a party to any Contract which is presently materially adverse to the Company.

          (c) Purchaser's counsel has been furnished with a true and correct copy or an accurate description (in the case of Contracts not in writing) of each of the Contracts, together with all amendments, waivers or other changes thereto.

     2.15 PERMITS, COMPLIANCE WITH LAWS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and to the Company's knowledge, as presently proposed to be conducted, except for any such franchise, permit, license or authority, the absence of which would not have a material adverse affect on the business, properties, prospects or financial condition of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. The Company has not violated any federal, state or local law or governmental regulation or requirement which violation has had or could have a material adverse affect on the business, properties, prospects or financial condition of the Company. Notwithstanding the foregoing, the Company has all franchises, permits, licenses, or other governmental approvals required in connection with the SenDx 100, except, to the knowledge of the Company, and as set forth on Schedule 2.15, for any such franchise, permit, license or authority, the absence of which would not have a material adverse affect on the business, properties, prospects or financial condition of the Company.

     2.16 RELATED-PARTY TRANSACTIONS. Except as set forth on Schedule 2.16, no employee, officer, or director of the Company or member of his or her immediate family is, directly or indirectly, interested in any material contract with the Company. To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Schedule 2.16 sets forth all existing contracts with affiliates of the Company.

     2.17 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to, or a valid leasehold interest in, all of the properties and assets necessary for the conduct of its business as presently conducted and to the Company's knowledge as presently proposed to be conducted, and in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(i) the lien of current taxes not yet due and payable, and

(ii) as set forth on SCHEDULE 2.17. The properties and assets of the Company are in good operating condition in all material respects for use in the ordinary course of business.

     2.18 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Articles of Incorporation or its Bylaws or in any material respect of any mortgage, indebtedness, indenture, judgment or decree, or in any material respect of any term or provision of any contract, agreement or instrument, and is not in violation of any order, statute, rule or regulation applicable to the Company, which violation in any such case could have a material adverse effect on the Company or its operations, or on the Series D Preferred or Underlying Common Stock. The execution, delivery and performance of and compliance with the Agreements, and the issuance of the Series D Preferred and the Underlying Common Stock have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Company's Articles of Incorporation or Bylaws or a default in any material respect under any of its Contracts or other agreements, nor will it result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company, which in any such case could have a material adverse effect on the Company or its operations or on the Series D Preferred and Underlying Common Stock.

     2.19 EMPLOYEES AND EMPLOYEE BENEFITS. (a) To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any
other party.   To the best of the Company's knowledge, no executive or key employee of the Company or any Subsidiary thereof, or any group of employees of the Company or any or any Subsidiary thereof, has any plans to terminate employment with the Company or Subsidiary thereof. The Company and each Subsidiary thereof have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes). Neither the Company nor any Subsidiary thereof has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Company nor any Subsidiary thereof, nor to the best of the Company's knowledge, any employee of a Company or any of its Subsidiaries, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any Subsidiary thereof, except for agreements between the Company or Subsidiary thereof and its present or former employees. Neither the Company nor any member of its ERISA Controlled Group maintains, or contributes to, or has any liability (whether actual or potential) with respect to any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan within the meaning of ERISA, nor is it presently, or has it ever been required to contribute to any Multiemployer Plan within the meaning of ERISA. SCHEDULE 2.19 lists each employee benefit plan, program or policy covering employees or former employees of the Company or its Subsidiaries.

          (b)    For purposes hereof:

                 "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

                 "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA CONTROLLED GROUP" includes all companies, partnerships and other entities under common control within the meaning of Code Sec. 414.

     2.20 ENVIRONMENTAL AND SAFETY MATTERS.

          (a) The Company has complied with and is currently in compliance with all Environmental Health and Safety Requirements, which failure to comply with could have a material adverse affect on the Company, and the Company has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental Health and Safety Requirements which relate to the Company or any of its properties or facilities.

          (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental Health and Safety Requirements for the occupancy of their properties or facilities or the operation of their businesses, the failure to comply with which could have a material adverse affect on the Company.

          (c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Health and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

          (d) None of the following exists at any property or facility owned, occupied or operated by the Company: (a) underground storage tanks or surface impoundments; (b) asbestos-containing materials in any form or condition; or (c) materials or equipment containing polychlorinated biphenyls.

          (e) No facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental Health and Safety Requirements, give rise to any corrective, investigatory or remedial obligations or other liabilities pursuant to Environmental Health and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Health and Safety Requirements (including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage. The Company has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Health and Safety Requirements.

          (f) For purposes hereof, "ENVIRONMENTAL HEALTH AND SAFETY REQUIREMENTS" means CERCLA, SWDA, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all applicable laws of federal, state and local governments (and all agencies thereof), and all common law, concerning pollution or protection of the environment, public health and safety, or employee health and safety, including without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes.

     2.21 SMALL BUSINESS MATTERS. The Company, together with its "affiliates" (as that term is defined in Section 121.401(a) of Title 13 of the Code of Federal Regulations), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder, including Section 121.802(a) of Title 13 of the Code of Federal Regulations. The information regarding the Company, and each of its Affiliates set forth in Small Business Administration Forms 480, 652 and 1031 delivered at the Closing is accurate and complete. Copies of such forms have been completed and executed by the Company and delivered to Purchaser at the Closing together with a written statement of the Company regarding the planned use of proceeds from the sale of securities issued hereunder. The Company does not presently engage in, nor shall it hereafter engage in, any activities, nor shall the Company use directly or indirectly the proceeds from the sale of securities issued hereunder for any purpose, for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder (including Title 13, Code of Federal Regulations, Section 107.901). In the event of any such prohibited use by the Company, the Company shall have 120 days to cure such use and if the Company is unable to cure such use during such 120 day period Purchasers shall thereafter be entitled to an immediate return of the full amount of its investment in the Company upon surrender of the securities represented thereby.

     2.22 REGISTRATION RIGHTS. Except as set forth in (a) the Registration Rights Agreements with the holders of the Series A Preferred, Series A-2 Preferred, Series B Preferred and Series C Preferred, and (b) the Registration Rights Agreement, the Company is not under any contractual obligation to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any of its securities which may hereafter be issued.

     2.23 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Series D Preferred and the Underlying Common Stock, or the consummation of any other transaction contemplated hereby or thereby, except (a) filing of the Certificate of Determination in the office of the California Secretary of State, and
(b) filings or notices under applicable federal securities laws and state Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     2.24 OFFERING. Subject to the accuracy of Purchaser's representations set forth in its Section 3 hereof, the offer, sale and issuance of the Series D Preferred, and the issuance of the Underlying Common Stock, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended ("Securities Act"), and applicable Blue Sky regulations.

     2.25 BROKERS OR FINDERS. Neither the Company nor Purchaser has incurred or will incur, directly or indirectly, as a result of any agreement to which the Company is a party, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     2.26 VOTING AGREEMENTS. To the Company's knowledge, there exists no voting agreements or voting trusts involving shares of the Company's stock or any shareholder of the Company, except as set forth in the Investors' Rights Agreement.


                                    SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:

     3.1 AUTHORIZATION. All corporate action on the part of Purchaser, its directors and shareholders necessary for the authorization, execution and delivery of the Agreements by Purchaser and the performance of all of Purchaser's obligations under the Agreements has been taken. The Agreements, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of laws governing specific performance, injunctive relief or other equitable remedies.

     3.2 EXPERIENCE. It has substantial experience in evaluating and investing in similar private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests and bear the risk of loss of its entire investment.

     3.3 INVESTMENT. It is acquiring the Series D Preferred and the Underlying Common Stock for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with any distribution in violation of applicable securities laws. It understands that the Series D Preferred and the Underlying Common Stock have not been, and will not be (subject to the provisions of the Registration Rights Agreement), registered under the Securities Act by reason of the exemption from the registration provisions of the Securities Act contained in Section 4(2) thereof, the availability of which depends upon, among other things, the BONA FIDE nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Such Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

     3.4 RULE 144. It acknowledges that the Series D Preferred and the Underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years from the date of issuance or purchase from an affiliate of the issuer, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker", and the number of shares being sold during any three-month period not exceeding specified limitations.

     3.5 LEGEND, STOP TRANSFER. It understands that each certificate representing the Shares and the Underlying Common Stock will be endorsed with the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and that the Company will instruct any transfer agent not to register the transfer of any of the Shares or the Underlying Common Stock unless the conditions specified in the foregoing legend are satisfied; provided, however, that in the case of a Purchaser that is a partnership, no such opinion of counsel shall be necessary for a transfer by such Purchaser to a partner of such Purchaser, or a retired partner of such Purchaser who retires after the date hereof, or the estate of any such partner or retired partner, or to a partnership that is comprised entirely of partners of such Purchaser, if in each case the transferee agrees in writing to be subject to the terms of this
Section 3 to the same extent as if such transferee were originally a signatory to this Agreement.

     3.6 NO PUBLIC MARKET. It understands that no public market now exists for any of the securities issued by the Company and that no assurances can be made that a public market will ever exist for any of the Company securities.

     3.7 BROKERS OR FUNDS. The Company has not, and will not, incur, directly or indirectly, as a result of any agreement to which Purchaser is a party, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     3.8 TAX LIABILITY. It has reviewed with its own tax advisors the tax consequences of this investment and the transactions contemplated by this Agreement. It relies solely on such advisors and not on any statements or representations of the Company or any of its agents. It understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.


                                    SECTION 4

                       CONDITIONS TO CLOSING OF PURCHASER

     4.1 CONDITIONS AT CLOSING. The Purchaser's obligation to purchase the Shares at the Closing is subject to the fulfillment of the following conditions (subject to the option of Purchaser to waive in writing any of the following):

          4.1.1 REPRESENTATIONS AND WARRANTIES CORRECT. All representations and warranties made by the Company herein shall be true and correct in all material respects as of the Closing date.

          4.1.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing date shall have been performed or complied with in all material respects.

          4.1.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series D Preferred and the Underlying Common Stock.

          4.1.4 CERTIFICATE OF DETERMINATION. The Certificate of Determination shall have been filed with the California Secretary of State.

          4.1.5 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby, shall have been reasonably approved by counsel to Purchaser.

          4.1.6 OPINION OF COUNSEL. The Purchaser shall have received from Stradling, Yocca, Carlson & Rauth, counsel to the Company, an opinion letter substantially in the form attached hereto as EXHIBIT F, addressed to them, dated the date of the Closing.

          4.1.7 INVESTORS' RIGHTS AGREEMENT. The Company and Purchaser and each of the Principal Shareholders named therein shall have executed the Investors' Rights Agreement, attached hereto as EXHIBIT D.

          4.1.8 REGISTRATION RIGHTS AGREEMENT. The Company, the Purchaser and each of the other persons set forth on Annex A thereto shall have executed the Registration Rights Agreement in substantially the form attached hereto as EXHIBIT E.

          4.1.9 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a certificate of the Company executed by the President and Chief Executive Officer of the Company, dated as of the Closing date, and certifying, among other things, the fulfillment of the conditions specified in Sections 4.1.1, 4.1.2 and 4.1.4 of this Agreement, together with true and correct copies of the Company's Articles of Incorporation, Bylaws and resolutions of the Board of Directors of the Company authorizing all of the transactions contemplated by this Agreement..

          4.1.10 BOARD OF DIRECTORS. Effective as of the Closing, the Board of Directors of the Company shall have appointed the nominee designated in writing by the Purchaser as a director of the Company.


                                    SECTION 5

                        CONDITIONS TO CLOSING OF COMPANY

     The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment of the following conditions (subject to the option of the Company to waive in writing any of the foregoing):

     5.1 REPRESENTATIONS. The representations made by Purchaser in Section 3 hereof shall be true and correct as of the Closing.

     5.2 COVENANTS. All covenants, agreements, and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

     5.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series D Preferred and the Underlying Common Stock.

     5.4 CERTIFICATE OF DETERMINATION. The Certificate of Determination shall have been filed with the California Secretary of State.

     5.5 INVESTORS' RIGHTS AGREEMENT. The Company and Purchaser shall have executed the Investors' Rights Agreement in substantially the form attached hereto as EXHIBIT D.

     5.6 REGISTRATION RIGHTS AGREEMENT. The Company and the Purchaser shall have executed the Registration Rights Agreement in substantially the form attached hereto as EXHIBIT E.

     5.7 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement, and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Company.

                                    SECTION 6

                                 INDEMNIFICATION

     6.1 INDEMNITY. Each party hereto agrees to indemnify and hold the other party harmless from any and all debts, obligations, losses, liabilities or expenses of any description whatsoever (including without limitation reasonable attorneys' fees and costs) (collectively, "Damages") which such other party may suffer or incur due to or arising out of any inaccuracy or breach of any representation, warranty or covenant of the indemnifying party set forth herein.


                                    SECTION 7

                                  MISCELLANEOUS

     7.1 GOVERNING LAW. This Agreement shall be governed in all respects and construed under the internal laws of the State of California.

     7.2 SURVIVAL. The representations, warranties, covenants, indemnities and agreements made herein shall survive irrespective of any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

     7.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of Purchaser to purchase the Series D Preferred shall not be assignable without the consent of the Company.

     7.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

     7.5 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the holders of not less than a majority of the Shares; provided, however, that no such amendment or waiver shall reduce the aforesaid percentage of Shares and Underlying Common Stock required to consent to any waiver or supplemental agreement without the consent of the holders of all of the Shares and Underlying Common Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the record holders of the

Shares and such Underlying Common Stock who have not previously consented thereto in writing.

     7.6  INTENTIONALLY OMITTED.

     7.7 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or by facsimile or nationally recognized overnight delivery service, otherwise delivered by hand or by messenger, addressed:

     (a) if to Purchaser,  CIBC Wood Gundy Ventures, Inc.
                           425 Lexington Avenue
                           New York, New York  10017
                           Attn:  Robi Blumenstein
                           Telecopy:  (212) 697-1544

     with a copy to:       Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois  60601
                           Attn:  Emile Karafiol
                           Telecopy:  (312) 861-2200

or (b) if to the Company,  1945 Palomar Oaks Way
                           Carlsbad, California  92009
                           Attn:  President
                           Telecopy:  (619) 930-6315

     with a copy to:       Stradling, Yocca, Carlson & Rauth
                           660 Newport Center Drive, Suite 1600
                           Newport Beach, California 92660
                           Attn:  Lawrence B. Cohn
                           Telecopy:  (714) 725-4100

or at such other address as such party may have notified the other party as set forth in this Section.

          Each such notice or other communication shall, for all intents and purposes of this Agreement, be treated as effective or having been given when delivered if by facsimile, nationally recognized overnight delivery service, or delivered personally, or, if sent by mail, at the earlier of its receipt or on the third day after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     7.8 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Purchaser, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of the Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchaser, or any waiver on the part of the Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

     7.9 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     7.10 EXPENSES. The Company and the Purchaser shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall timely reimburse the Purchaser for its reasonable out-of-pocket expenses (including the fees and costs of a single counsel to the Purchaser) incurred in connection with the purchase of the Shares, but in no event to exceed $50,000, whether or not the Closing occurs.

     7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

     7.12 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     7.13 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.


     The foregoing agreement is hereby executed as of the date first above written.


"COMPANY"

SENDX MEDICAL, INC.
a California corporation


By:    /s/ DOUGLAS R. HILLIER
     ---------------------------
     Douglas Hillier
     President and Chief Executive Officer


"PURCHASER"

CIBC WOOD GUNDY VENTURES, INC.


By:
     ----------------------

Its:
     ----------------------

                                    EXHIBIT A


                          CERTIFICATE OF DETERMINATION

                                    EXHIBIT B


                              INTENTIONALLY OMITTED

                                    EXHIBIT C


                              DISCLOSURE SCHEDULES

                                    EXHIBIT D


                           INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT E

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT F


                       FORM OF OPINION OF COMPANY COUNSEL



                                       F-1